Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (Nos. 333-262419 and 333-260116) and Form S-3 (Nos. 333-269472, 333-269157, 333-268858, and 333-267001) of our report dated March 30, 2023 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), with respect to the consolidated financial statements of Ensysce Biosciences, Inc. as of and for the years ended December 31, 2022 and 2021, included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 30, 2023